Exhibit 10.58

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 26, 2026 (the “Effective Date”), among T3 Defense Inc., a Delaware corporation (“Buyer”), KeepZone AI Inc., a Delaware corporation (the “Company”) and Nexera Technologies Ltd., an Israeli corporation (“Seller”, and together with the Buyer and the Company, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Seller holds all the issued and outstanding share capital of the Company on a Fully-Diluted Basis (as defined below);

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all the equity interest of the Company on a Fully-Diluted Basis held by the Seller (the “Purchased Shares”) on the terms and conditions provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York or Tel Aviv, Israel are authorized or required by law to close.

“Buyer Common Stock” means shares of common stock, par value $0.0001 per share, of the Buyer.

“Closing” means the closing of the transactions contemplated by this Agreement in accordance with Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, proxy, voting trust or agreement, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully-Diluted Basis” means with respect to the Company, the aggregate number of common stock of the Company that would be outstanding assuming the exercise, conversion or exchange of all options, warrants, convertible securities and other rights to acquire ordinary shares of the Company that are outstanding as of the applicable date of determination.

“Governmental Authority” means any federal, state, local, municipal, foreign or other government, governmental department, commission, board, bureau, agency, regulatory or administrative authority, court, tribunal, arbitrator or self-regulatory organization.

“Knowledge” means the actual knowledge of any of the officers or directors of the Seller or the Company or Moshe Revach.

“Laws” means all laws, statutes, rules, regulations, codes, ordinances and orders of any Governmental Authority, including without limitation, any applicable Nasdaq Listing Rule.

“Material Adverse Effect” means, with respect to any Person, any event, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, liabilities or results of operations of such Person and its subsidiaries, taken as a whole, or (b) the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in general economic conditions; (ii) changes in the financial or securities markets generally; (iii) changes affecting the industry in which such Person operates generally; (iv) changes in applicable Laws or accounting standards; (v) acts of war, terrorism, natural disasters or public health emergencies; (vi) the announcement or pendency of the transactions contemplated hereby; (vii) any matter disclosed in the Financial Information or in the disclosure schedule attached to this Agreement; (viii) any action taken or omitted at the request of Buyer or as required by this Agreement, including the arrangements under Section 2.7; or (ix) the exercise of any consent, termination or similar right under the Company Contracts referred to in Section 4.8 as a result of the transactions contemplated hereby, except in each case of clauses (i) through (v), to the extent such changes disproportionately affect such Person relative to other participants in the industry in which such Person operates.

“Nasdaq” means The Nasdaq Global Market LLC or any other principal market for the Buyer Common Stock.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, association, joint venture, Governmental Authority or other entity.

“Rule 144” means Rule 144 under the Securities Act, as amended, or any successor rule having substantially the same purpose and effect.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means a day on which the principal market for the Buyer Common Stock is open for trading.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1 Purchase and Sale of Purchased Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from the Seller, good and marketable title to the Purchased Shares, free and clear of all Encumbrances, except that the Purchased Shares are “restricted securities” as defined in the Securities Act.

Section 2.2 Purchase Price.

(a) Consideration. The aggregate purchase price is US$1,000,000 (the “Purchase Price”), payable at Closing in shares of Buyer Common Stock (the “Purchase Price Shares”) and, to the extent required by the Equity Blocker, pre-funded warrants (the “Warrants”). The price per Purchase Price Share shall equal the arithmetic average of the closing prices of Buyer Common Stock on Nasdaq for the five (5) Trading Days immediately preceding the Closing Date (the “Share Price”), appropriately adjusted for any share split, combination or similar event occurring from the first of those Trading Days through Closing.

(b) Allocation. Buyer shall issue the maximum number of whole Purchase Price Shares permitted by the Equity Blocker, up to the Purchase Price divided by the Share Price, and if necessary, and in lieu of Common Stock, Warrants for the remaining Purchase Price. Each Warrant shall entitle its holder to purchase one share of Buyer Common Stock (an “Underlying Share”) at US$0.0001 per share and shall be credited against the Purchase Price at the Share Price less that exercise price. Any residual amount resulting solely from rounding to whole securities shall be satisfied at Closing by one additional Purchase Price Share or, if its issuance would exceed the Equity Blocker, one additional Warrant. The Purchase Price Shares, Warrants and Underlying Shares are collectively the “Securities”. No issuance limitation or claim against Seller shall reduce or permit withholding or set-off against the Purchase Price except as provided herein.

(c) Equity Blocker. Buyer shall not issue Purchase Price Shares, and a holder may not exercise Warrants, to the extent that, immediately after that issuance or exercise, the holder, its Affiliates and any other Persons forming a group with it under Section 13(d) of the Exchange Act would beneficially own more than 4.9% of the Buyer Common Stock then outstanding (the “Equity Blocker”). Beneficial ownership shall be calculated under Section 13(d), excluding shares issuable under these Warrants or other securities to the extent subject to an equivalent ownership limitation. The Equity Blocker applies to transferees and does not restrict issuance of the Warrants themselves, reduce the Purchase Price or cancel any unexercised Warrants.

(d) Warrant Terms. All Warrants shall be issued and fully vested at Closing, immediately exercisable subject to the Equity Blocker, with a five year expiration date. They shall permit cashless exercise at the holder’s option and customary proportionate adjustments for share splits, combinations, distributions and similar events. In a merger or other reorganization, the holder shall retain the right to the equivalent consideration and any successor shall assume the obligations under the Warrants. The warrant instrument shall implement these terms; its preparation shall not qualify Buyer’s obligations under this Agreement.

Section 2.3 Closing. The Closing shall take place remotely by electronic exchange of executed documents at 10:00 a.m. Israel time on the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Section 2.6, or at such other time and place as the Parties may agree in writing. All Closing deliveries shall be deemed made simultaneously, and none shall be effective until all required deliveries have been completed or duly waived.

Section 2.4 Closing Deliveries by the Seller and the Company. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a) a share certificate or book-entry confirmation evidencing the Purchased Shares, registered in the name of the Buyer;

(b) certified copies of resolutions of the board of directors of each of the Seller and the Company, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, both in form and substance reasonably satisfactory to the Buyer;

(c) certified copies of resolutions of the sole shareholder of the Company, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including without limitation, the appointment to the board of directors of the Company the designees of the Buyer, in form and substance reasonably satisfactory to the Buyer;

(d) resignation letters from each of the officers and directors of the Company, except any person whom Buyer and Seller agree in writing will continue in office;

(e) a settlement and release agreement duly executed by the Company and the Seller with respect to all indebtedness owed to the other, in form and substance reasonably satisfactory to the Buyer; and

(f) such other documents as the Buyer may reasonably request that are reasonably necessary to transfer the Purchased Shares to the Buyer.

Section 2.5 Closing Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

(a) evidence from Buyer’s transfer agent of issuance of the Purchase Price Shares in Seller’s name, together with the duly executed Warrants if required under Section 2.2;

(b) certified copies of resolutions of the Buyer’s Board of Directors authorizing the execution and delivery of this Agreement, the issuance of the Purchase Price Shares, Warrants and all Underlying Shares and the consummation of the transactions contemplated hereby; and

(c) a certificate of an authorized officer of Buyer setting out the calculation under Section 2.2, supported by a current outstanding-share count from its transfer agent, and confirming receipt of the approvals and completion of the Nasdaq requirements in Section 2.6; and

(d) such other documents as the Seller may reasonably request.

Section 2.6 Conditions to Closing.

(a) Buyer Conditions. Buyer’s obligation to close is subject to delivery of the items in Section 2.4 and the representations and warranties of Seller and the Company being true and correct in all material respects at Closing. Buyer’s obligation to close is also subject to receipt of the written consents, waivers and any extensions or renewals referred to in Section 4.8, and all Company Contracts being in full force and effect at Closing, other than those expressly contemplated by this Agreement to be terminated or transferred. Buyer may waive these conditions in writing.

(b) Seller Conditions. Seller’s obligation to close is subject to delivery of the items in Section 2.5 and Buyer’s representations and warranties being true and correct in all material respects at Closing Buyer having performed in all material respects its obligations required to be performed before Closing, no Material Adverse Effect on Buyer having occurred since the Effective Date, and no stop order or suspension of trading in the Buyer Common Stock having been imposed or threatened in writing by Nasdaq or the SEC. Buyer shall deliver at Closing a certificate of an authorized officer confirming these matters. Seller may waive these conditions in writing.

(c) Required Approvals. Closing is subject to all approvals and filings required by applicable Law for the transaction. Buyer shall obtain before Closing all Nasdaq notifications required for the issuance of all Purchase Price Shares, Warrants and Underlying Shares, calculated without giving effect to the Equity Blocker, and notification for listing the Purchase Price Shares and all Underlying Shares, subject only to official notice of issuance. Buyer shall also obtain any consent required under its existing financing or registration rights agreements to perform this Agreement. The Parties shall promptly cooperate to complete these requirements.

(d) Outside Date. If Closing has not occurred within sixty (60) days after the Effective Date, either Buyer or Seller may terminate this Agreement by written notice, unless its breach caused the failure to close. Buyer may not terminate this Agreement under this Section if the failure to close results from Buyer’s failure to complete the requirements of Section 2.6(c) or Section 5.6. Termination shall not affect liability for an earlier breach.

Section 2.7 Pre-Closing Arrangements. The Parties agree to the following arrangements:

(a) Cash and Intercompany Balances. The transaction is on a cash-free basis and free of any indebtedness owed by the Company, including without limitation intercompany balances. Before Closing, Seller may cause the Company to transfer its available cash to Seller by lawful distributions or repayment of intercompany balances. Seller shall procure that, at Closing, any remaining indebtedness for borrowed money and balances between the Company and Seller or its Affiliates (other than the Company), including accrued interest, are paid, released or cancelled without further recourse to the Company or Buyer. This arrangement includes the payment by either the Company or Seller of all ordinary-course operating liabilities of the Company, and does not adjust the Purchase Price. At Closing, the Company shall have no liabilities or indebtedness owed to any Person, including any Affiliates.

(b) Closing Statement and Bank Arrangements. No later than two Business Days prior to Closing, Seller shall deliver a statement identifying the cash transfers, settlement of the balances referred to above and any remaining receivables relating to the disposal of the Company’s interest in SciSparc Nutraceuticals, Inc. (“SNI”), together with the relevant settlement and release documents. Seller shall execute and deliver the documents within its control reasonably required to replace the Company’s bank signatories with Buyer’s nominees or, if the Parties agree, close the relevant account.

(c) Consulting Arrangements. Seller shall procure delivery of the written notice required under the Company’s consulting engagement with Moshe Revach in sufficient time for termination to take effect at Closing, and identify in writing to Buyer any accrued fees, notice payments and other amounts payable on termination, and the Seller shall be solely responsible for any payments and fees to be paid to Moshe Revach. Buyer shall be responsible for arrangements for any continued services by Moshe Revach or Alon Dayan after Closing. Seller shall not be responsible for additional compensation or other obligations agreed by Buyer for those post-Closing services. Any pre-Closing accrued amounts under their disclosed agreements shall be separately identified to Buyer. Termination of an office under Section 2.4(d) terminated any consulting agreement and waives any contractual or equity entitlement.

Section 2.8 True-Up Mechanism. If, on the 181st calendar day after the Closing (the “True-Up Date”) (i) Seller has not sold or otherwise transferred the Purchase Price Shares and Underlying Shares, (ii) there is no effective registration statement covering the resale by the Seller of said Shares and (iii) the per share price on Nasdaq of a Buyer Common Stock on the True-Up Date is less than the price on the Closing Date, then Buyer shall issue the Seller additional shares of Buyer Common Stock so that the total amount of the market value on Nasdaq of said shares to be issued, the Purchase Price Shares and Underlying Shares shall equal the Purchase Price. For illustration purposes only, if on the Closing Date Seller is issued 200,000 shares of Purchase Price Shares and on the True-Up Date the price per share is $4.00, the Buyer shall issue the Seller 50,000 additional Purchase Price Shares. Buyer acknowledges that, for purposes of Rule 144(d), the holding period of any additional shares to be issued as of the True-Up date tacks to the Closing Date, and Buyer shall not take a contrary position unless required by a change in Law.

Section 2.9 Earn-Out.

(a)	Additional Consideration. Notwithstanding Section 2.2, as additional consideration for the Purchased Shares, Buyer shall pay Seller an amount equal to fifty percent (50%) of the positive Net Profit of the Company generated during the twenty-four (24) month period commencing on the Closing Date (the “Earn-Out Period”), taking into account only the first US$10,000,000 of such Net Profit (the “Earn-Out Payment”). Accordingly, the Earn-Out Payment shall not exceed US$5,000,000. The Earn-Out Payment shall be paid in cash in United States dollars within ninety (90) days after the end of the Earn-Out Period and shall not depend on any declaration or payment of dividends or other distributions by the Company.

(b)	Calculation. “Net Profit” means the Company’s (KeepZone AI Inc.) cumulative after-tax net income or loss for the Earn-Out Period, determined on a standalone basis under consistently applied GAAP, without consolidating any other Person’s results and subject to subsection (c). It shall exclude, with corresponding income tax adjustments: (i) transaction and financing costs and purchase accounting adjustments arising from the transactions contemplated by this Agreement; (ii) expenses from the accrual, remeasurement or payment of the Earn-Out Payment; and (iii) charges imposed by Buyer or its Affiliates, except reasonable, documented costs directly attributable to the Company’s business, incurred in the ordinary course on arm’s-length terms. Pre-Closing accumulated accounting losses shall not be deducted.

(c)	Preservation of Earn-Out. Buyer shall not, and shall cause its Affiliates not to, act to avoid or reduce the Earn-Out Payment. Any transfer or reorganization of the Company’s business shall preserve inclusion of its results for the remainder of the Earn-Out Period. Buyer shall procure successors’ written assumption of the relevant obligations and remain liable hereunder.

(d)	Relationship to Other Provisions. The Earn-Out Payment shall not be subject to set-off or counterclaim. It shall not increase the amount defined as the Purchase Price for purposes of Sections 2.2, 2.8 and 6.4, or expand Seller’s liability or the assets available for recourse against Seller under Section 6.4. Nothing in Article VI shall limit Buyer’s obligations under this Section.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer, as an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby as follows:

Section 3.1 Organization and Good Standing. The Seller is a company duly organized and validly existing under the laws of the State of Israel. The Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 3.2 Authorization; Enforceability. The Seller has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by the Seller’s board of directors and no further corporate action on the part of the Seller is required. This Agreement has been duly executed and delivered by the Seller, and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.3 No Conflicts. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with the articles of association or bylaws of the Seller, (b) violate or conflict with any Law applicable to the Seller, or (c) result in a breach of, or constitute a default under, any contract or agreement to which the Seller is a party except, in the case of clauses (b) and (c), for matters that would not materially impair the Seller’s ability to consummate the transactions contemplated hereby. Except as set forth in Section 4.8 for the required approvals, the Seller is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Seller of this Agreement.

Section 3.4 No Litigation, Etc. There is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the Knowledge of the Seller, threatened, that relates to the Purchased Shares or would reasonably be expected to materially impair the Seller’s ability to consummate the transactions contemplated hereby.

Section 3.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Section 3.6 Ownership of the Shares. The Seller is the record and beneficial owner of the Purchased Shares. The Seller holds the Purchased Shares free and clear of any Encumbrance other than restrictions under applicable securities laws, and has the right to sell and transfer the Purchased Shares to the Buyer as provided in this Agreement without the consent, approval or notification of any third party other than as provided in Section 4.8. Upon transfer of the Purchased Shares to Buyer hereunder, Buyer will acquire good and marketable title to the Purchased Shares free and clear of any Encumbrance, other than applicable securities laws.

Section 3.7 Investment Intent. The Seller is acquiring the Securities for its own account and not with a view to distributing or reselling them in violation of the Securities Act or other applicable securities laws. Nothing in this Section restricts a resale pursuant to an effective registration statement or an available exemption.

Section 3.8 Disclosure of Information. The Seller has access to all the reports filed by the Buyer with the SEC and has had an opportunity to ask questions of Buyer and its representatives. Neither such access nor any investigation by Seller shall limit Seller’s right to rely on Buyer’s representations and warranties in this Agreement.

Section 3.9 Restricted Securities. The Seller understands that the Securities are being issued in reliance on an exemption from registration under the Securities Act and may be resold only pursuant to an effective registration statement or an available exemption. This acknowledgment does not limit Buyer’s registration obligations under Section 5.10.

Section 3.10 Qualifications. The Seller is an accredited investor, as that term is defined in Rule 501 of the General Rules and Regulations under the Securities Act. The Seller is (i) experienced in making investments in companies such as the Buyer, (ii) able, by reason of its business and financial experience and professional advisors (who are not affiliated with or compensated in any way by Buyer or any of its affiliates) to protect its own interests in connection with the receipt of the Securities and (iii) able to afford the entire loss of its investment in the Buyer.

Section 3.11 Legend. The Seller understands that the certificates representing the Securities received by it pursuant to this Agreement shall, only to the extent required by applicable Law and subject to Section 5.11, bear the following legend, or one substantially similar thereto:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may be offered or sold only pursuant to an effective registration statement or an available exemption from registration and in compliance with applicable state securities laws.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer, as an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, as follows:

Section 4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

Section 4.2 Authorization; Enforceability. The Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors and sole shareholder, and no further consent, notification or authorization or corporate action on the part of the Company is required. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 4.3 Capitalization. The Seller is the sole owner of 100% of the Company’s issued and outstanding share capital on a Fully-Diluted Basis, and there are no outstanding options, warrants, convertible securities or other rights to acquire shares of the Company. All issued and outstanding shares of the Company have been duly authorized, validly issued, fully paid and non-assessable. There are no shareholders’ agreements, voting trusts, proxies or any other agreements or understandings with respect to the shares of the Company. The Purchased Shares are duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Encumbrances, other than restrictions on transfer under applicable securities laws. The Company is not a party to any partnership, joint venture or similar arrangement, and owns no equity in any Person.

Section 4.4 No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with the articles of association or bylaws of the Company, (b) violate or conflict with any Law applicable to the Company, or (c) result in a breach of, or constitute a default under, any contract or agreement to which the Company is a party, except in each case of clauses (b) and (c), where such violation, conflict, breach or default would not have a Material Adverse Effect on the Company. Except as set forth in Section 4.8, for the Required Approvals and as set forth in the disclosure schedule, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement.

Section 4.5 Financial Information. The financial information of the Company made available to Buyer for the transaction (the “Financial Information”) has been prepared from the Company’s books and records and is accurate in all material respects. The Financial Information comprises the Company’s financial information as of September 30, 2026, together with pro forma adjustments for October 2026 through the date specified therein. Any estimated amounts included in the October adjustments are identified as such and reflect good-faith estimates based on the information then available. Buyer acknowledges that the Financial Information may comprise unaudited consolidation schedules and pro forma information and is not represented to constitute a complete set of financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The Financial Information speaks only as of its stated dates and for its stated periods. It reflects the SNI disposal, but the carrying amount used to calculate the related gain or loss remains based on SNI’s June 30, 2026 financial information and is subject to adjustment when updated SNI financial information becomes available. Except to the extent expressly reflected in the Financial Information, it does not purport to reflect the adjustment to the June 30, 2026 net carrying amount of the intangible asset arising from the disclosed amendment to the Scanary agreement. The representations in this Section and, to the extent relevant, Sections 4.6 and 4.7 are qualified by these disclosed matters.

Section 4.6 No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for (a) liabilities reflected or reserved against in the Financial Information as of September 30, 2026, (b) liabilities incurred in the ordinary course of business since September 30, 2026, and (c) liabilities that would not, individually or in the aggregate, be material to the Company. In furtherance of the foregoing, as of the Closing, the Company shall have no liability or indebtedness to any Person

Section 4.7 Absence of Changes. Since September 30, 2026, (a) there has not been any Material Adverse Effect on the Company, and (b) the Company has conducted its business in the ordinary course consistent with past practice in all material respects, except for actions contemplated by this Agreement. The sale of the Company’s entire interest in SNI on September 30, 2026, the related assignment of loans, the disclosed amendment to the Scanary agreement and the arrangements under Section 2.7 are disclosed and permitted for purposes of Sections 4.6 and 4.7.

Section 4.8 Company Contracts. (i) Each agreement and contract to which the Company is a party (a “Company Contract”) is a valid and binding obligation of the Company and, to the Knowledge of the Company, of each other party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws and general equitable principles, and is in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Contract; (iii) the Company is not in breach or default in any material respect, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Contract; (iv) to the Knowledge of the Company, no other party to such Company Contract is in breach or default in a material respect and no event has occurred that with notice or the passage of time or both would constitute a breach of or default under the terms of any Company Contract, and (v) to the Knowledge of the Company, the Company has not received any oral notice of an intention by any party to any Company Contract that provides for continuing obligations by any party thereto to terminate such Company Contract or amend the terms thereof. For purposes of clause (i), the HEVENDRONES agreement provides for an initial six-month term from January 27, 2026, and no representation is made that it remains in force beyond that term absent a written extension. Any written extension or renewal required for it to be in full force and effect at Closing shall be obtained before Closing in accordance with Section 2.6(a). Rights and obligations relating to surviving proposals and contracts remain subject to Section 8(b) of that agreement.

Notwithstanding Sections 4.4 and 4.8, the Parties acknowledge that the Company’s agreements with Skyline Software Systems, Inc. dated March 15, 2026 and HEVENDRONES LTD. dated January 27, 2026 require prior written consent to a change of control, and its agreement with SENSORZTECH Ltd. dated February 19, 2026 allows termination upon notice following a change in ownership. Before Closing, the Parties shall cooperate to obtain from each of Skyline Software Systems, Inc., HEVENDRONES LTD. and SENSORZTECH Ltd. its written consent to the transaction and waiver of any right to terminate its agreement solely as a result of the change of control, together with any extension or renewal required for such agreement to be in full force and effect at Closing. They further agree that the Company’s agreement with Kronomy Ltd. dated July 28, 2026 will be transferred to Seller at Closing under a separate amendment with Kronomy. For clarity, the agreed Kronomy transfer will not constitute a breach of this Agreement, a Material Adverse Effect or a failure of any Closing condition, or give rise to an indemnification obligation on Seller’s part.

Section 4.9 Intellectual Property. The Company owns or has the right to use all its assets and property, including without limitation, all intellectual property, necessary for the conduct of its business as presently conducted. To the Knowledge of the Company, the Company’s conduct of its business does not infringe, misappropriate or otherwise violate the rights of any third party, including any intellectual property rights.

Section 4.10 Compliance with Laws. The Company is in compliance with all applicable Laws, including, without limitation, all Israeli defense export control laws and regulations, except where the failure to comply would not have a Material Adverse Effect on the Company.

Section 4.11 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its employees, agents, consultants, officers or directors or that seeks to prevent or delay the consummation of the transactions contemplated hereby.

Section 4.12 Tax Matters. Except for the Company’s 2025 tax return, which remains to be filed, the Company has timely filed all material tax returns required to be filed, taking into account valid extensions, and has paid all material taxes due and owing. There are no pending or, to the Knowledge of the Company, threatened audits, investigations or claims for or relating to any liability in respect of taxes. Seller shall arrange, at its cost, for the preparation and filing of that return promptly and within any applicable deadline. After Closing, Buyer shall cause the Company to provide the records, signatures and reasonable cooperation required for that filing. The Parties shall cooperate in providing information for the Company’s 2026 tax filings; Closing does not itself determine the end of a tax period. After Closing, Buyer shall not, and shall cause its Affiliates (including the Company) not to, amend or refile any Tax returns from previous years already signed by the Seller and filed to the IRS, make or change any tax election or accounting method, initiate any voluntary disclosure or proceeding with a tax authority, or extend or waive any tax assessment limitation period, in each case relating to the Company for any tax period (or portion thereof) ending on or before Closing, without Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Actions required by applicable Law are permitted, subject to prior notice to and reasonable consultation with Seller to the extent legally permitted and reasonably practicable. Seller shall not be liable under this Agreement for incremental taxes or Losses caused by a breach of this paragraph.

Section 4.13 Assets. A full and complete list of the properties and assets owned and utilized by the Company is attached hereto as Schedule 4.13. The Company has good title to, or valid leasehold interest in, all properties and assets used in its business or owned by it, free and clear of all Encumbrances.

Section 4.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE BUYER

The Buyer hereby represents and warrants to the Seller and the Company as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 5.2 Authorization; Enforceability. The Buyer has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to issue the Purchase Price Shares, Warrants and Underlying Shares in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by the Buyer’s Board of Directors and, except for the regulatory notification to be obtained before Closing under Section 2.6, no further consent or authorization is required. This Agreement has been duly executed and delivered by the Buyer, and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. Buyer is not subject to any agreement, prior commitment or third-party right, including under any financing or registration rights arrangement, that could reasonably be expected to prevent, restrict or delay the issuance or delivery of the Securities or performance of its registration and listing obligations within the periods required by this Agreement. Any consent or waiver required under such arrangements has been obtained and remains in full force and effect. Buyer shall not enter into any commitment inconsistent with those obligations.

Section 5.3 Capitalization. The Purchase Price Shares and Warrants have been duly authorized. Upon issuance in accordance with this Agreement, the Purchase Price Shares, and upon exercise of the Warrants, the Underlying Shares, will be validly issued, fully paid and non-assessable and free and clear of all Encumbrances other than restrictions under applicable securities laws. The Warrants will constitute valid and binding obligations of Buyer. No preemptive or similar right applies to the issuance of the Securities. The offer and issuance of the Securities to Seller are exempt from the registration requirements of the Securities Act under Section 4(a)(2) and/or Regulation S thereunder, and neither Buyer nor any Person acting on its behalf has engaged in any general solicitation or any offering that would be integrated with this issuance so as to require registration under the Securities Act or approval of Buyer’s stockholders. The issuance of the Securities will not trigger any anti-dilution, price-reset or similar adjustment under any outstanding Buyer securities. The issuance of the Securities does not violate any participation right or restriction on subsequent issuances granted by Buyer, or any such right or restriction has been waived in writing.

Section 5.4 No Conflicts. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws of the Buyer, (b) violate or conflict with any Law applicable to the Buyer, (c) result in a breach of, or constitute a default under, any material contract or agreement to which the Buyer is a party, or (d) violate or conflict with any applicable rules or regulations of Nasdaq, except in each case of clauses (b) and (c), where such violation, conflict, breach or default would not have a Material Adverse Effect on the Buyer.

Section 5.5 SEC Filings. The Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by the Buyer with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing and all exhibits included therein and financial statements and schedules thereto, the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. As of their respective filing dates, none of the SEC Reports contained an untrue statement of a material fact or omitted a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The financial statements included in the SEC Reports fairly present in all material respects the financial position and results of operations of Buyer as of their dates and for the periods covered, and were prepared in accordance with GAAP, subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes. There are no outstanding or unresolved SEC staff comments on the SEC Reports. Buyer ceased to be a shell company (as defined in Rule 144(i)(1)) upon the consummation of its business combination in 2023, has filed the information required by Rule 144(i)(2) more than one year before the Effective Date, and has filed all reports required under the Exchange Act during the preceding twelve (12) months, such that Rule 144(i) does not preclude resales of the Securities under Rule 144.

Section 5.6 Nasdaq Listing. The Buyer Common Stock is listed on Nasdaq under the symbol “DFNS.” Except as disclosed in the SEC Reports, the Buyer is in compliance in all material respects with the applicable listing and corporate governance rules of Nasdaq. The  Buyer shall submit a Listing of Additional Shares notification to Nasdaq with respect to the Purchase Price Shares and all Underlying Shares no later than fifteen (15) calendar days prior to Closing in accordance with Nasdaq Listing Rule 5250(e)(2).

Buyer shall satisfy the listing requirements before Closing under Section 2.6, cause those shares to be listed upon issuance and use reasonable best efforts to maintain the listing of Buyer Common Stock for so long as Seller holds any Securities.

Section 5.7 No Material Adverse Effect. Since the date of the most recent audited financial statements included in the SEC Reports, there has not been any Material Adverse Effect on the Buyer.

Section 5.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

Section 5.9 Buyer’s Review. Buyer acknowledges that it has had the opportunity, with its advisers, to review the Company and its business, assets, liabilities and contracts, to request information and to ask questions, and has received the information and documents it requested for the transaction. Buyer is relying on that review and the express representations and warranties in Articles III and IV. Except for those express representations and warranties, neither Seller nor the Company makes, and Buyer is not relying on, any other representation or warranty concerning the Company, its business or prospects, including projections or other forward-looking information. Nothing in this Section limits liability for actual fraud.

Section 5.10 Resale Registration.

(a) Filing and Effectiveness. At its expense, Buyer may determine, in its sole and absolute discretion, to file with the SEC a registration statement on Form S-1 or S-3 or another available form covering resale by Seller of any of the Purchase Price Shares and all Underlying Shares, without regard to the Equity Blocker (the “Resale Registration Statement”). If so determined by Buyer, Buyer shall cause it to become effective as promptly as practicable after filing and no later than sixty (60) calendar days after filing, or ninety (90) calendar days if reviewed by the SEC. Any determination by Buyer not to file, or any delay, withdrawal or suspension of, a Resale Registration Statement shall not limit Buyer’s obligations under Section 5.11 or otherwise restrict Seller’s ability to resell the Securities under Rule 144.

(b) Continued Availability. If Buyer determines to file a Resale Registration Statement, Buyer shall keep the Resale Registration Statement effective and its prospectus available until Seller no longer holds any Purchase Price Shares, Warrants or Underlying Shares that were included in such Registration Statement or all Purchase Price Shares and Underlying Shares issued or issuable under the Warrants may be sold under Rule 144 without volume, manner-of-sale or current public information requirements. If the SEC requires exclusion of any shares, Buyer shall exclude only the minimum required and promptly register them when permitted. Buyer shall promptly notify Seller of effectiveness and any suspension and use reasonable best efforts to restore availability promptly.

(c) Cooperation and Costs. If Buyer determines to file a Resale Registration Statement, Seller shall timely provide information about itself reasonably required for registration. Buyer shall bear registration and related filing expenses; Seller shall bear its selling commissions and fees of its separately retained advisers. These obligations concern resale and do not change the exemption relied upon for issuance of the Securities.

Section 5.11 Delivery, Legends and Reporting.

(a) Reservation and Exercise. Buyer shall reserve and keep available sufficient authorized Buyer Common Stock, free of preemptive rights, for all outstanding Warrants. An electronic exercise notice and payment of the exercise price, unless exercised cashlessly, shall suffice to exercise a Warrant. No original notice, notarization, medallion guarantee or legal opinion from the holder shall be required. Buyer shall cause its transfer agent to deliver the Underlying Shares within one (1) Trading Day after receipt of a valid exercise notice and any required payment.

(b) Legend Removal.

For purposes of this Section 5.11(b), the Securities include any additional shares issued under Section 2.8. Securities shall be issued or delivered without restrictive legends whenever permitted by applicable securities laws, including for sales under an effective registration statement or Rule 144, and in any event at any time after the expiration of the applicable holding period under Rule 144(d) if Seller is not then an affiliate (as defined in Rule 144(a)(1)) of Buyer. Upon written request of the Seller, Buyer shall cause the removal of legends in relation to the Securities (or a portion thereof) within five (5) Trading Days after receipt of the holder’s request, and shall cooperate in good faith to deliver customary documents reasonably required for that purpose. Buyer shall not reimpose any legend once removed and shall not condition legend removal on any requirement not imposed by Rule 144.

Upon the holder’s written request, Seller shall, at its sole cost and expense, cause U.S. securities counsel to deliver to the holder, Buyer’s transfer agent and, if requested, the holder’s broker, a legal opinion confirming that the requested resale under Rule 144 and any related legend removal, or a standalone legend removal, as applicable, may lawfully be effected, provided the applicable legal requirements are satisfied. The opinion shall be in customary form reasonably acceptable to the transfer agent and, where applicable, the holder’s broker, and shall be delivered within one (1) Trading Day after receipt of the request and customary representations and documents reasonably necessary from the holder and, where applicable, its broker. Upon the written request of Seller, Buyer shall promptly provide all issuer information, confirmations and instructions necessary for that purpose, and shall not instruct its transfer agent to delay or refuse any resale, transfer or legend removal permitted under this Section 5.11(b).

Buyer shall bear all transfer agent and DTC fees and, where eligible, arrange electronic delivery through The Depository Trust Company (“DTC”) to the holder’s designated account. Buyer shall not impose transfer restrictions beyond those required by applicable Law. Buyer acknowledges that, for purposes of Rule 144(d), the holding period of the Purchase Price Shares and the Warrants commences on the Closing Date, and the holding period of Underlying Shares issued upon exercise (whether cash or cashless) of a pre-funded Warrant tacks to the Closing Date, and Buyer shall not take a contrary position unless required by a change in Law. Buyer further acknowledges that Seller is not, and as a result of the transactions contemplated hereby will not become, an affiliate of Buyer, and upon request Buyer shall confirm the foregoing in writing to Seller’s counsel and broker and Buyer’s transfer agent within one (1) Trading Day. Nothing in Section 5.10 shall limit Buyer’s obligations under this Section 5.11(b).

(c) Reporting. For so long as Seller holds any Securities, Buyer shall timely file (giving effect to any extension under Rule 12b-25 only if the report is filed within that extension) all reports required under Section 13 or 15(d) of the Exchange Act, shall not terminate or suspend its registration or reporting obligations under the Exchange Act, and shall maintain its reporting status and the adequate current public information required under Rule 144(c)(1) for resales under Rule 144. Upon Seller’s request, Buyer shall deliver a written statement confirming its compliance with this Section 5.11(c).

Section 5.12 Disclosure. Buyer shall file with the SEC a Current Report on Form 8-K disclosing the material terms of this Agreement within four (4) Business Days after the Effective Date and, no later than the Closing Date, publicly disclose any material non-public information concerning Buyer provided to Seller, so that Seller is not thereafter in possession of such information. Buyer shall give Seller a reasonable opportunity to review any public disclosure naming Seller and consider Seller’s comments in good faith, taking into account Seller’s own disclosure obligations as a reporting foreign private issuer.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by the Seller. The Seller shall indemnify and hold harmless the Buyer and its officers, directors, employees, agents and Affiliates (collectively, the “Buyer Indemnitees”) from and against any and all losses, damages, liabilities, claims, costs and expenses (including reasonable attorneys’ fees) (“Losses”) arising out of or resulting from (a) any breach of any representation or warranty of the Seller or the Company contained in this Agreement, or (b) any breach of any covenant or agreement of the Seller contained in this Agreement, or of the Company required to be performed before Closing.

Section 6.2 Indemnification by the Buyer. The Buyer shall indemnify and hold harmless the Seller and its officers, directors, employees, agents and Affiliates (collectively, the “Seller Indemnitees”) from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty of the Buyer contained in this Agreement, or (b) any breach of any covenant or agreement of the Buyer contained in this Agreement.

Section 6.3 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months following the Closing Date. A claim notified in reasonable detail before expiry shall survive until resolved. Covenants shall survive in accordance with their terms, including Buyer’s obligations to issue and deliver the Securities and perform Sections 5.6, 5.10 and 5.11.

Section 6.4 Limitations. (a) Seller’s aggregate liability under this Agreement shall not exceed the Purchase Price. Seller shall not be liable for indemnification under Section 6.1 unless the aggregate Losses otherwise recoverable under that Section exceed US$50,000. If that threshold is exceeded, all such Losses shall be recoverable from the first dollar, subject to the limitations below. (b) Seller may, at its option, satisfy any indemnification amount agreed in writing or finally determined to be payable in cash, by returning Securities to Buyer for cancellation, or by a combination of both. Each Purchase Price Share and Underlying Share returned shall be valued at the Share Price as defined above, and each Warrant surrendered shall be valued at the Share Price less its exercise price, in each case adjusted for share splits, combinations and similar events. Warrants may be surrendered without exercise. All cash payments and the value of all Securities returned shall count toward the aggregate liability cap. (c) Following Closing, the sole monetary recourse of Buyer and the other Buyer Indemnitees against Seller shall be limited to the remaining Securities received by Seller under this Agreement and the net proceeds actually received by Seller from sales of those Securities. Seller shall not be required to make cash payments exceeding, in the aggregate, those net proceeds, calculated after deducting brokerage fees and any exercise price paid in respect of the Securities sold. Seller shall not be required to acquire additional Securities or to sell or exercise any Securities to satisfy a claim. (d) No Party may recover more than once for the same Loss, and each claimant shall take reasonable steps to mitigate its Losses. Neither Party shall be liable for punitive or exemplary damages, except to the extent payable to a third party. Following Closing, this Article is the exclusive monetary remedy for breaches of representations and warranties. (e) The limitations in Section 6.3 and Sections 6.4(a) through (c), and the exclusive monetary remedy provision in Section 6.4(d), shall not apply to a Party’s liability for its own actual fraud in connection with this Agreement, including its knowing participation in actual fraud by another Person. For this purpose, actual fraud means knowing and intentional fraud and excludes claims based solely on negligence or recklessness. The remaining provisions of Section 6.4(d) shall continue to apply. Nothing in this Article limits Buyer’s obligations to issue and deliver the Securities or perform Sections 5.6, 5.10 and 5.11, or either Party’s right to specific performance.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for the payment of the expenses incurred by such Party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby; provided that Buyer shall pay all transfer agent fees, stamp taxes and other transfer taxes (other than income taxes) levied in connection with the issuance or delivery of the Securities.

Section 7.2 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when sent by confirmed electronic mail, (c) one (1) Business Day after being sent by a nationally recognized overnight courier, or (d) five (5) Business Days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the Parties at their respective addresses set forth on the signature pages hereto (or to such other address as a Party may designate by notice to the other Parties).

Section 7.3 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. The Parties participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question regarding the intent or interpretation of any provision, this Agreement shall be construed as though drafted by all of the Parties, and no inference shall be drawn and no burden of proof shall be imposed for or against any Party on the basis that a provision was drafted by a Party.

Section 7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

Section 7.5 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall first be submitted to mediation in New York, New York. If such dispute is not resolved through mediation within sixty (60) days, the dispute shall be finally resolved by the competent courts of New York. Nothing in this Section prevents a Party from seeking urgent injunctive relief or specific performance pending mediation.

Section 7.6 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a written instrument signed by all of the Parties. Any term or condition of this Agreement may be waived at any time by the Party entitled to the benefit thereof, but only by a written instrument signed by such Party.

Section 7.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect, and the Parties shall negotiate in good faith a substitute provision that most nearly effects the Parties’ intent in entering into this Agreement.

Section 7.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10 Further Assurances. Each Party shall execute and deliver such additional documents, instruments and conveyances and shall take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Remainder of Page Intentionally Omitted; Signature Pages to Follow

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

T3 DEFENSE INC.

By:	/s/ Menachem Shalom
Name:	Menachem Shalom
Title:	Chief Executive Officer

Address:
575 Fifth Avenue, 14th Floor
New York, New York 10017

COMPANY:

KEEPZONE AI INC.

By:	/s/ Alon Dayan
Name:	Alon Dayan
Title:	CEO

Address:
1200 Fuller RD, Building C2,
Linden 07036, NJ, USA

SELLER:

NEXERA TECHNOLOGIES LTD.

By:	/s/ Ronen Zalayet
Name:	Ronen Zalayet
Title:	CFO

Address:
7 Mezada Street
Bnei Brak, Israel, 5126112